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                     May 27, 2022

       TJ Parrass
       Chief Executive Officer
       GTY Technology Holdings Inc.
       800 Boylston Street, 16th Floor
       Boston, MA 02199

                                                        Re: GTY Technology
Holdings Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed May 27, 2022
                                                            File No. 001-37931

       Dear Mr. Parrass:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Brian Boonstra